Exhibit 99.6

August 13, 2018

Richard D. Phillips

President and CEO of Essendant Inc.

One Parkway North Blvd.

Suite 100

Deerfield, Illinois 60015

Dear Mr. Phillips:

In furtherance of our current proposal to acquire all of the outstanding shares of Essendant common stock that we do not already own, please find attached analyses supporting the views we relayed, including (a) that the market valued your proposed transaction with Genuine Parts Company at below $10 per share before Staples began acquiring shares and (b) that absent any transaction, Essendant would be trading below $5 per share. We believe that the enclosed materials clearly outline why our proposal is superior to the proposed transaction with Genuine Parts Company.

As discussed with you and your advisors, we welcome the opportunity to meet with you to discuss these materials and next steps to reach a transaction that delivers superior value to the Essendant shareholders, more quickly and with more certainty than your current proposed transaction with Genuine Parts Company.

Sincerely,

Staples, Inc.

/s/ Stefan Kaluzny
Stefan Kaluzny
Director

cc:	Charles K. Crovitz

Chairman of the Board of Directors of Essendant Inc.

One Parkway North Blvd.

Suite 100

Deerfield, Illinois 60015

Enclosures

Staples, Inc.	500 Staples Drive, Framingham, MA 01702

ESND’s Current Trading Levels Are Based On Takeover Speculation Essendant Stock Price Performance Essendant never traded above $10 post announcement of transaction and pre-Staples investment 4/12/18 Announcement of S.P. Richards Deal 4/25/18 Reported disappointing Q1 earnings ($0.19) worse than consensus 5/1/18 Staples begins building stake in Essendant 5/16/18 Staples files 13D with $11.50+ per share offer Investors Valued Pro Forma ESND / SPR at Below $10 per Share Staples Current Proposal: $11.50+ ___________________________ Source: Capital IQ.

Adjusted EBITDA Projections CAGR: +6.2% CAGR: (5.1%) SPR: Slow-Growth Merger Candidate With Weak Outlook ___________________________ Source: Essendant S-4/A filed on August 7, 2018. Divergent Growth Outlooks Challenge Deal Rationale & Value Creation for Shareholders S.P. Richards’ EBITDA growth rate over the 2017 – 2020 period lags ~1,100 bps behind that of Essendant ~1,100 bps difference in growth rate

ESND / SPR Pro Forma Multiple Guidance Has No Basis

8.0x Not Supportable

- On average, Essendant has traded below 7.0x LTM EBITDA in recent years, with a trading range of ~5.5x to ~7.5x
- No basis to assume Essendant / S. P. Richards would trade at 8.0x multiple, especially given S.P. Richards' declining financial profile



Essendant Trading Multiples(1)
Enterprise Value / LTM EBITDA x
90th Percentile: 7.5x
10th Percentile: 5.5x
(Based on 2 years of daily trading data)
6.9x
6.9x
6.7x
8.0x
Current (1)
1 Year Average (1)
2 Year Average (1)
Assumed Trading Multiple of Pro Forma Essendant (2)

Source: Company Filings. CapitalIQ.

1. *Market data as of April 11, 2018, one day prior to announcement of entry into definitive agreement, multiples based on daily trading data.*
2. *Genuine Parts Company press release, May 16, 2018.*

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Staples Offers Superior Value for ESND Shareholders

$11.50+ per Share All-cash Offer Provides Greater Value and Certainty versus ESND / SPR or Standalone ESND

- Assumes Pro Forma Net Debt of $879MM and 79.2MM Shares Outstanding [1]
- Adjustment to EBITDA of $40MM from synergies as they are phased in over several years [2]



S.P. Richards Assumptions
Adjust EBITDA for Synergy Phase-In
Adjust PF Trading Multiple
Discount 1-Year at 10% Cost of Equity
Post-Announcement Trading Value (4)
Staples All-Cash Proposal
Standalone Essendant (5)
EBITDA:
Multiple:
$300MM
8.0x
$260MM
8.0x
$260MM
6-5x - 7.0x (3)
$260MM
6-5x - 7.0x (3)
$96MM
7.0x
$19.21
$15.17
$11.89
$10.25
$10.81
$9.31
$9.83
$7.32
$11.50+
$4.54

Source: Company Filings. CapitalIQ.

1. $879MM of Pro Forma Net Debt and 40.2 million shares issued per the S-4/A filing of August 7, 2018 and the merger announcement presentation, respectively.
2. Per merger announcement presentation, $75MM of run-rate synergies, 90% of which realized by year two; analysis assumes the following phase in schedule: Year 1: $34MM, Year 2: $68MM, Year 3: $75MM.
3. Illustrative pro forma trading multiple range of 6.5x – 7.0x incorporates impact of S.P. Richards' declining financial profile on pro forma company .
4. Trading value range based on trading from April 12th to April 30th, 2018.
5. As of Q2 10Q filing, Net debt of $493MM, LTM Adj. EBITDA of $96MM, Fully Diluted Shares Outstanding of 39.0 million shares.

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